Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

FOR IMMEDIATE RELEASE	Company Contact: Joe Camp 630-754-4352
May 4, 2009	Email: jcamp@advancedlifesciences.com

Advanced Life Sciences Announces Delisting from Nasdaq and

Pending Quotation of its Common Stock on the OTC Bulletin Board

- Company Appeals Delisting Decision to Nasdaq Listing and Hearing Review Council -

CHICAGO, IL, May 4, 2009/PRNewswire/: – Advanced Life Sciences Holdings, Inc. (Nasdaq: ADLS) announced today that the Nasdaq Listing Qualifications Panel (the “Panel”) has determined to suspend trading in the Company’s common stock from the Nasdaq Stock Market effective at the open of business on Tuesday, May 5, 2009.  The Panel’s decision was based on the Company’s inability to evidence compliance with the $2.5 million shareholders’ equity requirement or the $35 million market value of listed securities requirement.  The Company requested that the Nasdaq Listing and Hearing Review Council (the “Listing Council”) issue a stay on the Panel’s decision to suspend the Company’s common stock from trading but the Listing Council informed the Company today that it would not call the matter for review.  The Company has formally appealed the decision to the Listing Council, which may affirm, modify, reverse, dismiss, or remand the decision.

The Company also announced that it has engaged a market maker that has filed a Form 211 application to quote the Company’s common stock on the OTC Bulletin Board (OTCBB).  The application is pending with Financial Industry Regulatory Authority (FINRA).  Listing on the OTCBB will allow the Company to sell shares of common stock under its Standby Equity Distribution Agreement (SEDA) with YA Global Investments, L.P., an affiliate of Yorkville Advisors, which provides for the sale of up to $15.0 million of shares of the Company’s common stock over a two-year commitment period. The Company’s common stock will also be eligible for trading on the Pink Sheets beginning on Tuesday, May 5, 2009.

“While we are disappointed by Nasdaq’s determination, we will continue to appeal the decision as the OTCBB begins quotation of our securities,” stated Dr. Michael T. Flavin, chairman and chief executive officer of Advanced Life Sciences. “The Company has been current in its filings with the SEC and is preparing for a major corporate milestone in our upcoming FDA Advisory Committee meeting scheduled for June 2, 2009 to review the NDA for cethromycin as a treatment for community-acquired pneumonia.  As we prepare for that event, we look forward to reestablishing the active market for our shares on the OTC Bulletin Board.”

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer and respiratory diseases.  For more information, please visit us on the web at www.advancedlifesciences.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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